EXHIBIT 4.4

                              VAALCO ENERGY, INC.

                 AMENDMENTS TO BYLAWS, ADOPTED JANUARY 8, 1993

     Article III, Section 1 of the Bylaws of the Company is amended to read in its entirety as follows:

          "Section 1. Except as otherwise fixed pursuant to the provisions of Article Four of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by the directors and shall be set forth in the notice of any meeting of stockholders held for the purpose of electing directors; provided that such number shall not be less than three nor more than fifteen."

     Article III, Section 2 of the Bylaws of the Company is amended to read in its entirety as follows:

          "Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Subject to the rights of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office only for cause. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been adjudicated by a court of competent jurisdiction to be liable for gross negligence, recklessness or misconduct in the performance of his or her duty to the corporation in a manner of substantial importance to the corporation and such adjudication is no longer subject to direct appeal; or
     (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability as a director of the corporation, and such adjudication is no longer subject to direct appeal. Any action for removal must be brought within three months of the date on which such conviction or adjudication is no longer subject to direct appeal."

     The first sentence of Article III, Section 5 of the Bylaws of the Company is deleted and replaced in its entirety by the following:

          "A meeting of the board of directors shall be held at the place of, and immediately following, the annual meeting of stockholders and no notice of such meeting shall be necessary to any newly elected directors to legally constitute the meeting, provided a quorum shall be present."

     A typographical error in the second sentence of Article VII, Section 5 of the Bylaws of the Company is corrected so that such sentence reads as follows:

        "The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Vii shall continue as to a person who has ceased to be a director, advisory director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Article VII, Section 4 of the Bylaws of the Company is amended to read in its entirety as follows:

          "Section 4. Expenses, including attorneys' fees, incurred by a director, advisory, director, officer, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, advisory director, officer,
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     employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation pursuant to this Article VII."

     Article IX, Section 1 of the Bylaws of the Company is amended to read in its entirety as follows:

          "Section 1. The board of directors shall have power to make, alter, amend and repeal the bylaws (except so far as the bylaws adopted by the stockholders shall otherwise provide). Any bylaws made by the board of directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholder. Notwithstanding the foregoing and anything contained in the certificate of incorporation to the contrary, the bylaws shall not be altered, amended or repealed by action of the stockholders and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class."

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                              VAALCO ENERGY, INC.

                 AMENDMENT TO BYLAWS, ADOPTED FEBRUARY 9, 1998

     Article III, Section 15 of the Bylaws of the Company is amended to read in its entirety as follows:

          "SECTION 15. Notwithstanding anything to the contrary contained herein, the board of directors shall not take, approve or otherwise ratify any of the following actions without the consent of at least a majority of the directors constituting the entire board of directors, which majority shall include at least one director elected by a class vote of the holders of shares of Convertible Preferred Stock, Series A, par value $25.00 per share (the "Preferred Stock"), of the corporation:

             (i) other than equity securities of the corporation that may be issued to employees, consultants or directors of the corporation pursuant to a stock option plan or other employee benefit arrangement approved by the board of directors (in accordance with this Section) or upon conversion of the Preferred Stock, any issuance of or agreement to issue any equity securities of the corporation or any subsidiary thereof, or rights of any kind convertible into or exchangeable for any equity securities of capital stock of the corporation or any subsidiary thereof, or any option, warrant or other subscription or purchase right with respect to equity securities of the corporation or any subsidiary thereof;

             (ii)  the declaration of any dividend;

             (iii) incur, assume, and/or refinance any indebtedness for borrowed money (including letter of credit reimbursement obligations) of the corporation or any of its subsidiaries;

             (iv)  adopt any employee stock option or similar plan;

             (v) enter into any employment or consulting agreements or arrangements with an aggregate payment amount exceeding $100,000 per annum;

             (vi) (x) any transaction of merger or consolidation of the corporation or any subsidiary thereof with one or more Persons or (y) any transaction of merger or consolidation of one or more Persons into or with the corporation or any subsidiary thereof;

             (vii) any sale, conveyance, exchange or transfer to another Person of (x) the voting stock of the corporation or any subsidiary thereof or
        (y) all or substantially all of the assets of the corporation or any subsidiary thereof;

             (viii) outside of the ordinary course of business, (x) any sale, conveyance, exchange, transfer or lease or other disposition to another Person of any material assets, rights or properties of the corporation or any subsidiary thereof or (y) any purchase, lease or other acquisition of any material assets, rights or properties of another Person;

             (ix) any expenditure by the corporation or any subsidiary thereof in excess of $300,000, except if (a) such expenditure has been explicitly identified and explicitly approved by the board of directors of the corporation in the annual operating budget of the corporation or otherwise, (b) such expenditure is a payment of the corporation or any subsidiary thereof as a result of the receipt by the corporation or any subsidiary thereof of an "Authorization for Expense" delivered to the corporation or any subsidiary thereof by the operator of a joint venture in which the corporation is a participant and the budget for such joint venture was approved by the board of directors of the corporation or (c) in the case of an emergency, an officer of the corporation believes, in his best judgment, that such expenditure is required as a necessary and proper measure for the protection of life, health, the environment and property and such officer immediately notifies the board of directors of the corporation of the details of such emergency and the measures taken in connection therewith;

             (x) form any corporation or entity, all of the shares or equity interests of which are not owned by the corporation, directly or indirectly;

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             (xi)  any material changes in accounting methods or policies of the corporation or any subsidiary thereof;

             (xii) any amendment, modification or restatement of the Restated Certificate of Incorporation and By-laws of the corporation, or the certificate of incorporation of any subsidiary of the corporation (including, without limitation, a change in the number of directors which constitute the corporation's board of directors) and any amendment or modification of this Section 15;

             (xiii) settle any claim, proceeding, arbitration or other action involving the corporation if the corporation or any subsidiary thereof would be required to pay an aggregate amount in excess of $50,000 in connection with such settlement;

             (xiv) approve or amend the annual operating budget of the corporation;

             (xv) take any other action which is other than in the ordinary course of its business; and

             (xvi)  agree to take any of the foregoing actions.

             For the purposes of this Section 15, "Person" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or other entity."

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